Exhibit 1.4

(Translation)

Share Handling Regulations

of

Mizuho Financial Group, Inc.

[Translation]

This is a translation of a document written in Japanese, and has been prepared for reference purpose only.

Share Handling Regulations

(as of June 27, 2006)

Mizuho Financial Group, Inc.

SHARE HANDLING REGULATIONS

OF

MIZUHO FINANCIAL GROUP, INC.

CHAPTER I

GENERAL PROVISIONS

Article 1.	(Purposes)

Denominations of share certificates of the Company, and operations relating to shares and fractional shares and handling fees therefor shall be governed by these Regulations pursuant to the provisions of Article 12 of the Articles of Incorporation; provided, however, that operations of the beneficial shareholders shall be governed by the rules of Japan Securities Depository Center, Incorporated (hereinafter referred to as the “JASDEC”) as well as these Regulations.

Article 2.	(Shareholder Register Manager, etc.)

The shareholder register manager and the transfer agent for fractional shares of the Company (hereinafter referred to as the “Shareholder Register Manager, etc”.) and their handling offices and liaison offices shall be as follows:

Shareholder Register Manager and Transfer Agent for fractional shares:

Mizuho Trust & Banking Co., Ltd.

2-1, Yaesu 1-chome, Chuo-ku, Tokyo

Handling Office:

Stock Transfer Agency Department of the Head Office of Mizuho Trust & Banking Co., Ltd.

2-1, Yaesu 1-chome, Chuo-ku, Tokyo

Liaison Offices:

All branches in Japan of Mizuho Trust & Banking Co., Ltd.

Head office and all branches in Japan of Mizuho Investors Securities.

Article 3.	(Denominations of Share Certificates)

Denominations of share certificates issued by the Company shall be for one (1), ten (10), and one hundred (100) shares; provided, however, that, if necessary, the Company may issue share certificates for any number of shares exceeding one hundred (100) shares.

Article 4.	(Method of Requests and Reports, etc.)

1. All procedures including requests and reports with respect to the business delegated to the Shareholder Register Manager, etc. by the Company shall be made to the Shareholder Register Manager, etc.

2. All procedures including requests, reports, applications and petitions provided for in this Article shall be made in the form prescribed by the Company with the seal impression affixed which has been reported in accordance with the provisions of Article 15.

3. If any requests, reports, applications and petitions provided for in the preceding paragraph shall be made by a proxy, a document certifying the authorization of such proxy shall be submitted.

4. If any requests, reports, applications and petitions provided for in the second paragraph shall be required to be made with the consent of a curator (hosanin) or an assistant (hojonin), a document certifying such consent shall be submitted.

CHAPTER II

REGISTRATION, ETC. OF TRANSFER OF SHARES

Article 5.	(Registration of Transfer of Shares)

1. In the case of a request for the written or electronic records on the register of shareholders (hereinafter referred to as the “Registration of Transfer of Shares”), a designated written request therefor shall be submitted, together with the share certificates concerned setting forth the name of the person so requesting.

2. In the case of a request for the Registration of Transfer of Shares acquired as the result of inheritance, testament or merger of companies, etc. other than assignment, a document certifying such acquisition shall be submitted, in addition to the procedures provided for in the preceding paragraph; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 6.	(Registration of Transfer of Shares Where Special Procedures Shall be Required by Laws or Regulations)

In case the special procedures shall be required by laws or regulations for the Registration of Transfer of Shares, a designated written request therefor shall be submitted, together with the share certificates concerned setting forth the name of the person so requesting and a document certifying the completion of such procedures.

Article 7.	(Register of Fractional Share)

The provisions of the second paragraph of Article 5 shall apply mutatis mutandis to a request for any change in entry, whether written or electronic, in the register of fractional shares as the result of inheritance, testament or merger of companies, etc. other than assignment.

Article 8.	(Written or Electronic Records in the Register of Beneficial Shareholders)

The written or electronic records in the register of beneficial shareholders shall be made, based upon a notice with respect to beneficial shareholders submitted by the JASDEC and a beneficial shareholder’s card.

Article 9.	(Beneficial Shareholders’ Cards)

Beneficial shareholders shall submit a beneficial shareholder’s card through a participant of JASDEC.

Article 10.	(Integration)

In case a shareholder recorded in writing or electronically in the register of shareholders and a beneficial shareholder recorded in writing or electronically in the register of beneficial shareholders are deemed to be the same person according to his/her address and names recorded therein, the number of shares recorded in each register shall be integrated with respect to the exercise of shareholders’ rights.

CHAPTER III

REGISTRATION OF PLEDGES AND INDICATION OF TRUST ASSETS

Article 11.	(Registration of Pledges and Cancellation Thereof)

In case registration of a pledge or change or cancellation thereof is requested in respect of shares, a designated written request therefor bearing signatures of both the pledgor and the pledgee shall be submitted, together with the share certificates concerned setting forth the name of such pledgee.

Article 12.	(Indication of Trust Assets and Cancellation Thereof)

In case indication of trust assets or cancellation thereof is requested in respect of shares, a designated written request therefor shall be submitted either by the trustor or the trustee, together with the share certificates concerned.

CHAPTER IV

NON-POSSESSION OF SHARE CERTIFICATES

Article 13.	(Application for Non-possession of Share Certificates)

1. In case non-possession of share certificates by a shareholder is applied for, a designated written application therefor shall be submitted, together with the share certificates concerned; provided, however, that, if no share certificates have been issued for such shares, submission of share certificates shall not be required.

2. All share certificates in regard to which an application referred to in the preceding paragraph has been made shall be placed in non-possession status.

Article 14.	(Request for Issuance of Share Certificates Placed in Non-possession Status)

In case a shareholder who has applied for non-possession of share certificates subsequently requests the issuance of the share certificates, a designated written request therefor shall be submitted.

CHAPTER V

NOTIFICATIONS

Article 15.	(Reports of Addresses, Names, and Seal Impressions of Shareholders, etc.)

1. Shareholders, beneficial shareholders and registered stock pledgees or their legal representatives shall report their addresses, names and seal impressions by submitting shareholders’ cards or beneficial shareholders’ cards, etc.; provided, however, that a foreigner who has the custom of affixing his/her signature may substitute his/her specimen signature for such seal impression.

2. The same procedures shall be taken in the case of any change in the matters referred to in the preceding paragraph.

Article 16.	(Reports of an Address to Which Notices Shall Be Sent to Shareholders, etc. Residing Overseas)

1. Shareholders, beneficial shareholders and registered stock pledgees or their legal representatives who reside outside Japan shall, either appoint a standing proxy in Japan or designate an address to which notices shall be sent, and report thereof, in addition to the procedures provided for in the preceding Article.

2. The provisions of the preceding Article shall apply mutatis mutandis to the standing proxy.

Article 17.	(Representative of a Corporation)

1. In case a shareholder, a beneficial shareholder and a registered stock pledgee is a corporation, the name of one (1) of the representatives of such corporation shall be notified.

2. In the case of any change in the representative provided for in the preceding paragraph, a designated written report therefor shall be submitted, together with such certificate of matters to be registered, etc.

Article 18.	(Representative of Shareholders Who Jointly Own Shares)

1. Shareholders or beneficial shareholders who jointly own shares shall appoint one (1) representative and report thereof.

2. The same procedures shall be taken in the case of any change in the representative provided for in the preceding paragraph.

Article 19.	(Representative of Unincorporated organization)

1. In case a shareholder, a beneficial shareholder or a registered stock pledgee is an unincorporated organization, the name of one (1) of the representatives of such organization shall be notified.

2. The same procedures shall be taken in the case of any change in the representative provided for in the preceding paragraph.

Article 20.	(Change in the Register of Shareholders and the Register of Beneficial Shareholders, or Change of Indication of Share Certificates)

In case any changes in entry are made in the register of shareholders and the register of beneficial shareholders, or any change is made of the indication of share certificates for any of the following reasons, a designated report therefor shall be submitted, together with the share certificates concerned and a certified copy of extract of the family register or a certificate of matters to be registered, etc. ,as the case may be,; provided, however, that no share certificates are required to be submitted if such share certificates have not been issued or in the case of any change in entry in the register of beneficial shareholders and the register of fractional shares.

(1) Change of family name or given name;

(2) Appointment, change or removal of a legal representative such as an agent of a person having parental authority, guardian, etc.;

(3) Change of trade name or name of a juridical person; and

(4) Change of corporate organization.

Article 21	(Special Exception for Notifications of Beneficial Shareholders)

In case a report is submitted by a beneficial shareholder or a legal representative in accordance with the provisions in this chapter, such report shall be submitted through a participant of JASDEC; provided, however, that if any change of registered seal impression only shall be made, reports through a participant of JASDEC shall not be required.

Article 22	(Mutatis Mutandis)

1. The provisions in this Chapter shall apply mutatis mutandis to the trustor and the trustee of trust assets.

2. The provisions of Articles 15 through 19 shall apply mutatis mutandis to the holder of fractional shares, and the provision of Article 20 shall apply mutatis mutandis to the register of fractional shares.

CHAPTER VI

REISSUANCE OF SHARE CERTIFICATES DUE TO REASONS OTHER THAN LOSS

Article 23	(Reissuance due to Stock Split or Consolidation)

In case issuance of new share certificates shall be requested for the purpose of stock split or consolidation of share certificates, a designated written request therefor shall be submitted, together with the share certificates concerned.

Article 24	(Reissuance due to Defacement or Mutilation)

In case a request for reissuance of share certificates due to defacement or mutilation of any share certificate shall be made, a designated written request therefor shall be submitted, together with the share certificate concerned; provided, however, if it is difficult to discern whether such share certificate is genuine or not, the procedures provided for in Chapter VII (Registration of Loss of Share Certificates, etc.) shall be taken.

Article 25	(Reissuance due to Completion of Columns)

In the case of completion of columns regarding acquirers of any share certificate, the Company shall collect such share certificate and issue a new share certificate.

CHAPTER VII

REGISTRATION OF LOSS OF SHARE CERTIFICATES, ETC.

Article 26	(Request for Registration of Loss of Share Certificates)

1. A person who requests for the registration of loss of share certificates (hereinafter referred to as “Person Requesting Registration of Lost Share Certificates”) shall submit a designated written application therefor, together with a document certifying acquisition of the share certificates, a document certifying loss of the share certificates, and a written identification of the applicant; provided, however, that, if the Person Requesting Registration of Lost Share Certificates is a registered holder thereof, such person shall submit a document certifying loss of the share certificates only, in addition to the designated written application.

Article 27	(Application for Cancellation by the Registrant Regarding Loss of Share Certificates)

In case the registrant regarding loss of share certificates shall apply for a cancellation of the registration provided for in the preceding Article, a designated written application therefor shall be submitted.

Article 28	(Application for Cancellation of the Registration of Loss of Share Certificates by the Holders of Such Share Certificates)

In case a person holding share certificates, which have been registered as lost, shall apply for the cancellation of such registration of loss of share certificates, a designated written application therefor shall be submitted, together with the share certificates concerned and a written identification of the applicant; provided, however, that, if an application for cancellation is made by a shareholder or a registered stock pledgee of the lost share certificates, submission of a written identification of the applicant shall not be required.

Article 29	(Mutatis Mutandis Application to Provisions Concerning Notifications)

In case the registrant regarding loss of share certificates who is a person other than a shareholder or a registered stock pledgee shall request for any change in the written or electronic records in the register of lost share certificates, the provisions of Articles 15 through 20 shall apply mutatis mutandis.

CHAPTER VIII

PURCHASE OF FRACTIONAL SHARES

Article 30	(Method of Request for Purchase)

In the case of a request to purchase fractional shares, a designated written request (hereinafter referred to as the “Written Request for Purchase”) therefor shall be submitted at the handling office or any of the liaison offices of the transfer agent provided for in Article 2.

Article 31	(Method of Determination of Purchase Price)

The purchase price per share of fractional shares requested for purchase shall be the amount obtained by multiplying the last reported price per share on the market established by the Tokyo Stock Exchange on the day on which the Written Request for Purchase provided for in the preceding Article is received at the share handling office or at any of the liaison offices of the transfer agent by the ratio of such fractional shares requested for purchase to one (1) share, provided, however, that if the shares are not traded on the market established by the Tokyo Stock Exchange on such day, or such day falls on a holiday of the said Stock Exchange, the purchase price per share of fractional shares shall be the amount obtained by multiplying the price per share at which the shares are first sold on the market established by the Tokyo Stock Exchange by the ratio of such fractional shares requested for purchase to one (1) share.

Article 32	(Payment of Purchase Price)

1. Unless otherwise provided by the Company, the Company shall pay to the person who has requested for purchase, the purchase price determined pursuant to the preceding Article after deducting therefrom the handling fees provided for in the third paragraph of Article 46, no later than the fourth (4th) business day commencing on the day (in case the purchase price pursuant to the preceding Article has not yet been decided up to such day, the day shall be the decision date of the purchase price pursuant to the same Article) on which the Written Request for Purchase provided for in Article 30 is received at the share handling office of the transfer agent, at the place where the request for purchase is received; provided, however, that if the purchase price reflects the ex-dividends from surplus (including interim dividends, the same shall apply hereinafter) price or ex-rights price, and the fourth (4th) business day described in this Article falls under the fixed date to receive dividends from surplus or rights, the payment shall be made on the following business day.

2. The person who has requested for purchase may request that the payment be made by way of transfer to a bank account designated by him/her or by cash payment by postal transfer to the address of such person. If this is the case, the payment of the purchase price shall be deemed to be completed, concurrently with arrangement for payment by transfer or by voucher for disbursement through postal transfer.

Article 33	(Transfer of Purchased Shares)

The title to the fractional shares, for which a Request for Purchase has been made, shall be transferred to the Company on the day on which the payment procedures provided for in the preceding Article have been completed.

CHAPTER IX

ADDITIONAL PURCHASE OF FRACTIONAL SHARES

Article 34	(Method for Request for Additional Purchase)

In case a holder of fractional shares requests that the Company sell to the holder of fractional shares the fraction of a share that would, together with the fractional shares owned by such holder of fractional shares, constitute one share (hereinafter referred to as the “Request for Additional Purchase”), a designated written request (hereinafter referred to as the “Written Request for Additional Purchase”) therefor shall be submitted, together with the advanced payment provided for in the following Article, at the handling office or any of the liaison offices of the transfer agent provided for in Article 2.

Article 35	(Advanced payment)

1. The advanced payment shall be the amount obtained by multiplying the last reported price per share on the market established by the Tokyo Stock Exchange on the preceding business day on which the Written Request for Additional Purchase provided for in the preceding Article is received at the share handling office or at any of the liaison offices of the transfer agent by the ratio of such fractional shares requested for additional purchase to one (1) share, and multiplying the result by 1.3, provided, however, that if the shares are not traded on the market established by the Tokyo Stock Exchange on such day, the advanced payment shall be the amount obtained by multiplying the last reported price per share at which the shares are sold on the market established by such Stock Exchange on the nearest preceding day prior to such day by the ratio of such fractional shares requested for additional purchase to one (1) share, and multiplying the result by 1.3. Any fraction less than one thousand (1,000) yen as a result of such calculation shall be rounded up.

2. If the Request for Additional Purchase provided for in the preceding Article is made but the amount of the advanced payment is less than the amount determined in accordance with the preceding paragraph, the Company shall not handle such Request for Additional Purchase.

Article 36	(Request for Additional Purchase of Number of Shares Exceeding the Remaining Number of Treasury Stock, etc.)

If an aggregate number of fractional shares for which the Request for Additional Purchase is made on the same day exceeds the number of shares reserved by the Company as treasury stock and treasury fractional shares for sale, none of such Request for Additional Purchase made on such day shall become effective.

Article 37	(Effective Date of Request for Additional Purchase)

The Request for Additional Purchase shall become effective as of the date on which the Written Request for Additional Purchase provided for in Article 34 and the advanced payment provided for in Article 35 are received at the handling office or any of the liaison offices of the transfer agent.

Article 38	(Suspension Period of Request for Additional Purchase)

1. The Company shall suspend acceptance of the Requests for Additional Purchase during the period from the twelfth (12th) business day preceding March 31 through to March 31 and the period from the twelfth (12th) business day preceding September 30 through to September 30 every year.

2. Notwithstanding the preceding paragraph, the Company may, whenever it deems necessary, establish any other periods during which the Company shall suspend acceptance of the Requests for Additional Purchase.

Article 39	(Method of Determination of Additional Purchase Price)

1. The additional purchase price per share of fractional shares requested for additional purchase shall be the amount obtained by multiplying the last reported price per share on the market established by the Tokyo Stock Exchange on the effective date of the Request for Additional Purchase by the ratio of such fractional shares requested for additional purchase to one (1) share, provided, however, that if the shares are not traded on the market established by the Tokyo Stock Exchange on such day, or such day falls on a holiday of the said Stock Exchange, the purchase price per share of fractional shares shall be the amount obtained by multiplying the price per share at which the shares are first sold on the market established by the Tokyo Stock Exchange thereafter by the ratio of such fractional shares requested for additional purchase to one (1) share.

2. In case the amount of the advanced payment provided for in Article 35 is less than the total amount of the additional purchase price for shares provided for in the preceding paragraph and the handling fees provided for in the third paragraph of Article 46 (hereinafter referred to as the “Additional Purchase Proceeds”), the Company shall request the shareholder who made such Request for Additional Purchase to pay such shortfall. In this case, if such shortfall remains unpaid for the period of five (5) business days from the day following the day on which the Company has made a request for payment thereof, such Request for Additional Purchase shall become invalid.

Article 40	(Receipt of Additional Purchase Proceeds)

1. The Company shall receive the Additional Purchase Proceeds from the advanced payment on the date on which is the sixth (6th) business day from the day following the day on which the additional purchase price has been determined, or on which the shortfall referred to in paragraph 2 of the preceding Article has been paid; provided, however, that if the additional purchase price reflects the ex-dividends from surplus (including interim dividends, the same shall apply hereinafter) price or ex-rights price, and such sixth (6th) business day described in this Article falls under the fixed date to receive dividends from surplus or rights, the payment shall be made on the following business day.

2. The balance obtained by deducting the Additional Purchase Proceeds provided for in the preceding paragraph from the advanced payment shall be refunded to the holder of fractional shares who made the relevant Request for Additional Purchase by way of transfer to a bank account designated by him/her or by cash payment by postal transfer.

Article 41	(Transfer of Title to Fractional Shares Purchased Additionally)

The title to the fractional shares regarding which a Request for Additional Purchase has been made shall be transferred to the holder of fractional shares who made such Request for Additional Purchase on the day on which the Company duly receives the Additional Purchase Proceeds provided for in the preceding Article.

Article 42	(Delivery of Share Certificates)

The Company shall, without delay, issue share certificates for the shares which become a full share as a result of the Request for Additional Purchase, and deliver such share certificates to the person who made such Request for Additional Purchase.

CHAPTER X

PREFERRED STOCK

Article 43	(Method for Request for Acquisition)

1. In case an acquisition of preferred stock shall be requested, a designated written request therefor shall be submitted, together with the preferred share certificates concerned, at the handling office or any of the liaison offices of the shareholder register manager provided for in Article 2; provided, however, that, if no preferred share certificates have been issued for such shares, submission of preferred share certificates shall not be required.

2. In case a request for acquisition provided for in the preceding paragraph is made by a beneficial shareholder, such request shall be submitted through a participant of JASDEC and JASDEC.

3. The request for acquisition may not be withdrawn after submission of such request.

Article 44	(Effectiveness of Acquisition)

The acquisition shall be effective concurrently with arrival of the request and the certificates of preferred stock concerned provided for in the preceding Article at the handling office or any of the liaison offices of the shareholder register manager provided for in Article 2.

Article 45	(Request for Issuance of New Shares at Mandatory Acquisition)

1. If a mandatory acquisition of preferred stock as provided for in Article 20 of the Articles of Incorporation of the Company shall be made, a request for issuance of certificates of common stock shall be made, and a designated written request shall be submitted, together with the preferred share certificates concerned; provided, however, that if no preferred share certificates have been issued for such shares, submission of preferred share certificates shall not be required.

2. The provision of the second paragraph of Article 43 shall apply mutatis mutandis to the case of the preceding paragraph.

CHAPTER XI

HANDLING FEES

Article 46	(Handling Fees)

Handling fees in connection with shares of the Company shall be as follows (not including consumption tax):

1. In the case of issuance of share certificates pursuant to Article 14 (Request for Issuance of Share Certificates Placed in Non-possession Status), Article 23 (Reissuance due to Stock Split or Consolidation) or Article 24 (Reissuance due to Defacement or Mutilation);

250 yen per one share certificate.

2. In the case of a request for registration of loss of share certificates pursuant to Article 26 (Request for Registration of Loss of Share Certificates):

10,000 yen per one application for registration of loss of share certificates; 500 yen per one lost share certificate.

3. In the case of purchase of fractional shares pursuant to Article 30 (Method of Request for Purchase) and sale of fractional shares pursuant to Article 34 (Method for Request for Additional Purchase):

The fees shall be calculated by dividing proportionally the amount of handling fees per share calculated by the following formula (In case of any amount less than one yen, such amount shall be disregarded) by the relevant number of fractional shares so purchased or sold (In case of any amount less than one yen, such amount shall be disregarded);

(1) In case the purchase price or additional purchase price per share shall be: Not more than one million yen (¥1,000,000):

1.15% of the amount involved (If the amount per share obtained by the above formula is less than two thousand five hundred yen (¥2,500), the fees shall be two thousand five hundred yen (¥2,500).)

(2) In case the purchase price or additional purchase price per share shall be : More than one million yen (¥1,000,000):

0.9% of the amount involved + ¥2,500

CHAPTER XII

METHOD OF REQUEST OR NOTICE

WITH RESPECT TO GENERAL MEETINGS OF SHAREHOLDERS

Article 47	(Method to Exercise Shareholders’ Proposal Rights)

1. In case shareholders, pursuant to laws and ordinances, shall exercise their rights to Director(s), which includes the right to (a) request to convene a general meeting of shareholders, (b) request to add certain matters to the agenda for a general meeting of shareholders or (c) request the summary of proposals, which are planned to be submitted to a general meeting of shareholders, with regard to the agenda for such meeting, to be notified to the shareholders, such execution of rights shall be made in writing.

2. If the Company, pursuant to the request provided for in the preceding paragraph, shall set forth a description with regard to reasons for proposal or matters concerning the appointment of Director(s) or Corporate Auditor(s), etc., in the reference materials for a general meeting of shareholders, and such description exceeds 400 characters, such description may be set forth in an outline thereof.

3. Notification by shareholders to the Company of matters they request to be explained at a general meeting of shareholders, pursuant to applicable laws and regulations, shall be made in written form.

SUPPLEMENTARY PROVISION

(Effectice Date)

Article 1        These regulations shall become effective upon the approval of amendments to the Articles of Incorporation of the Company at the fourth ordinary general meeting of shareholders of the Company to be held on June 27, 2006, as a condition precedent.